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Acquicor Technology Inc. and Jazz Semiconductor, Inc. Announce Merger
Newport Beach, CA (September 26, 2006)

Acquicor Technology Inc. (AMEX: AQR) and privately held Jazz Semiconductor, Inc. today jointly announced that they have entered into a merger agreement under which Jazz Semiconductor will merge with a wholly owned subsidiary of Acquicor in an all-cash transaction valued at $260 million, subject to adjustment based on Jazz Semiconductor’s working capital and for possible future contingent payments. The merger agreement has been approved by the board of directors of Acquicor and Jazz Semiconductor and by Jazz Semiconductor’s stockholders. Completion of the merger is expected to occur in the first quarter of 2007.

Based in Newport Beach, California, Jazz Semiconductor is an independent wafer foundry primarily focused on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies.

Jazz Semiconductor was initially formed in March 2002 as a joint venture between The Carlyle Group, a global private equity firm, and Conexant Systems, Inc., a leading semiconductor supplier. The Carlyle Group invested in Jazz Semiconductor to facilitate the company’s transition from a captive manufacturing facility within Conexant to an independent semiconductor foundry. The transition has been successfully completed and has resulted in the expansion of Jazz Semiconductor’s business from a few customers at its inception to over 300 design wins with more than 95 customers to date.

Acquicor is a company formed by Gilbert F. Amelio, Ph.D., Ellen M. Hancock and Steve Wozniak for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors. Acquicor raised gross proceeds of $172.5 million through its March 2006 initial public offering, and $164.3 million was placed in a trust account pending the completion of a business combination.

Acquicor intends to fund the purchase price and its transaction costs and to provide additional capital for the growth and expansion of Jazz Semiconductor’s business through a combination of cash in the trust account, and third party financing. Wachovia Capital Finance (Western) has provided a commitment letter for a $65 million credit facility for the merged entity. The selling shareholders have agreed to provide up to $80 million of seller financing to complete the transaction, if necessary.

The founders of Acquicor are all seasoned and experienced technology executives. Gil Amelio is the former Chairman and Chief Executive Officer of Apple Computer, Inc. and former Chairman and Chief Executive Officer of National Semiconductor Corporation. Gil also served as the President of Rockwell Communications Systems, a semiconductor manufacturing division of Rockwell International Corporation, which was later spun-off as Conexant Systems, Inc. In that capacity, Gil was responsible for managing the manufacturing facility that is now operated by Jazz Semiconductor.

Ellen Hancock served as Chairman and CEO of Exodus Communications, an Internet system and network management company. Prior to that she was Chief Technology Officer of Apple Computer, Inc. and Chief Operating Officer of National Semiconductor Corporation. Ellen also held various managerial and executive positions at IBM from 1966 to 1995, including a Senior Vice President and Group Executive position. Steve Wozniak is a co-founder of Apple Computer, Inc., an author and a philanthropist. Steve is an inductee of the Inventors Hall of Fame thanks to his design of Apple’s first personal computers.

Upon completion of the merger, Jazz Semiconductor will become a wholly owned subsidiary of Acquicor. Because Acquicor is a publicly traded company, privately-held Jazz Semiconductor will no longer pursue its planned initial public offering and will withdraw its registration statement filed with the Securities and Exchange Commission.

Leadership
Gilbert Amelio will continue in his role as the Chief Executive Officer and Chairman of the Board of Acquicor, the parent company of Jazz Semiconductor following the completion of the merger. Ellen Hancock will continue to serve as the Chief Operating Officer and President of Acquicor and Steve Wozniak will continue to serve as the Chief Technology Officer of Acquicor.

Shu Li, President and Chief Executive Officer of Jazz Semiconductor since 2002, will continue in his role as Chief Executive Officer of Jazz Semiconductor, supported by the Jazz Semiconductor management team.

Acquicor’s Board of Directors will consist of Gil Amelio, Ellen Hancock, Harold L. Clark, John P. Kensey and Moshe I. Meidar at the time the merger is consummated. Special advisors to Acquicor include George M. Scalise, President of the Semiconductor Industry Association, and Robert H. Miles, former professor of the Harvard Business School, former dean of Emory University’s Goizueta Business School and author of numerous books on corporate transformation.

Gil Amelio, Chairman and Chief Executive Officer of Acquicor said, "Jazz is poised to take advantage of growth opportunities for innovative specialty foundry services. We are very excited about leveraging Jazz's specialty process technologies and working with Jazz to optimize operations and expand fabrication capacity. We look forward to partnering with Jazz’s management to achieve that vision."

"Over the past four years, our specialty process capabilities and customer base have grown considerably," said Shu Li. "We look forward to the opportunities that teaming with Acquicor will provide. As part of a public company, we will have enhanced opportunities to build on the strong foundation we have already established and continue our commitment to customer service. This transaction benefits our customers, employees and stockholders."

Closing Conditions
The completion of the merger is subject to a number of conditions, including approval of the merger by the stockholders of Acquicor, and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, Acquicor will not complete the merger if public stockholders holding 20% or more of the stock issued in its initial public offering both vote against the merger and elect to convert their common stock into a pro-rata share of the funds in Acquicor’s trust account, as permitted by Acquicor’s charter.

Revenues and Profitability
For the first six months of 2006, Jazz Semiconductor’s unaudited adjusted revenue and adjusted EBITDA (as defined below) were $116.6 million and $13.8 million respectively.

Jazz Semiconductor’s adjusted revenue excludes from its revenue reported in accordance with generally accepted accounting principles (GAAP) a non-recurring, non-cash charge associated with the termination of a related party agreement, that resulted in a decrease in revenue of $17.5 million for the first six months of 2006. In the same period, Jazz Semiconductor reported revenues of $99.1 million.

For the first six months of 2006, Jazz Semiconductor’s unaudited GAAP operating loss and unaudited net loss were $15.5 million and $15.4 million respectively (including a net non-recurring, non-cash charge of $16.3 million associated with the termination of the related party agreement referenced above). Unaudited depreciation and amortization expense for the first half of 2006 was $11.5 million.

The unaudited operating loss of $15.5 million includes stock compensation expense, management fees to The Carlyle Group and Conexant that will be discontinued upon closing of the merger, non-cash income associated with a legacy stock appreciation rights plan (SARS) that will be fully concluded at the end of December 2006, and research and development expenses resulting from Jazz Semiconductor’s purchase of technology from Polar Fab in December 2005, expected to be incurred through December 2006. These charges totaled approximately $1.5 million in the aggregate.

Adjusted EBITDA is defined as operating loss, plus depreciation and amortization, plus the net one-time charge of $16.3 million and the $1.5 million in other charges described above. The following table reflects a reconciliation of operating loss to EBITDA and adjusted EBITDA:

($ in Thousands)	Six months ended
June 30, 2006
(unaudited)

Operating Loss	($15,476)
Depreciation and Amortization	$11,482
One-Time Related Party Charge, net	$16,300
Other charges (*)	$1,471
Adjusted EBITDA	$13,777

(*) Other charges include: R&D expense related to the purchase of technology from Polar Fab, management fees, stock compensation expense, and income associated with legacy Stock Appreciation Rights and related warrants.

The Jazz Semiconductor unaudited financial information included in this press release was prepared as a private company in accordance with U.S. GAAP and may not be in compliance with Regulation S-X and/or Regulation G.

Acquicor’s audited and unaudited financial statements can be found on the Securities and Exchange Commission Web site (http://www.sec.gov) within Acquicor’s 10-KSB and 10-QSB filings for the relevant periods.

Conference Call and Webcast Information
Acquicor and Jazz Semiconductor will host a joint conference call at 8:30 a.m. Eastern Time on Wednesday, September 27, 2006 to discuss the merger. To participate in the conference call, please dial (866) 713-8566 (domestic) and (617) 597-5325 (international). The participant passcode is 87654669. There will also be a live webcast of the conference call on both companies' Web sites at www.acquicor.com and www.jazzsemi.com. The webcast will be archived on both companies' web sites following the call.

Needham & Company, LLC has provided a fairness opinion to the Board of Directors of Acquicor in connection with this transaction.

About Jazz Semiconductor
Jazz Semiconductor is an independent wafer foundry primarily focused on specialty CMOS process technologies, including High Voltage CMOS, SiGe BiCMOS and RFCMOS for the manufacture of highly integrated analog and mixed-signal semiconductor devices. The company's specialty process technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz Semiconductor’s customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz Semiconductor's executive offices and its U.S. wafer fabrication facilities are located in Newport Beach, CA. For more information, please visit http://www.jazzsemi.com

About Acquicor
Acquicor (AMEX: AQR) is a company formed by Gilbert F. Amelio, Ph.D., Ellen M. Hancock and Steve Wozniak for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors. Acquicor raised gross proceeds of $172.5 million through its March 2006 initial public offering, and $164.3 million was placed in the trust account pending the completion of a business combination. Since the offering Acquicor has dedicated its resources to seeking and evaluating business combination opportunities. For more information, please visit http://www.acquicor.com.

Forward-looking Statements
This press release, and other statements Acquicor or Jazz Semiconductor may make, including statements about the benefits of the proposed merger, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Acquicor’s and Jazz Semiconductor’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Acquicor’s or Jazz Semiconductor’s actual results could differ materially from those anticipated in forward-looking statements and you should not place any undue reliance on such forward looking statements. Factors that could cause actual performance to differ from these forward-looking statements include the risks and uncertainties disclosed in Acquicor’s and Jazz Semiconductor’s filings with the SEC. Acquicor’s and Jazz Semiconductor’s filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made. In particular, the anticipated timing and benefits of the consummation of the merger is uncertain and could be affected by many factors, including, without limitation, the following: (1) the scope and timing of SEC and other regulatory agency review, (2) Jazz Semiconductor’s future financial performance and (3) general economic and financial market conditions.

Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Acquicor intends to file with the SEC a proxy statement on Schedule 14A which will be mailed to the stockholders of Acquicor. INVESTORS AND SECURITY HOLDERS OF ACQUICOR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to the stockholders as of a record date to be established for voting on the proposed merger. Investors and security holders will be able to obtain free copies of the proxy statement, as well as other filed materials containing information about Acquicor, at www.sec.gov, the SEC’s website. Investors may also access the proxy statement and the other materials at www.acquicor.com, or obtain copies of such material by request to Acquicor’s Corporate Secretary at: Acquicor Technology Inc., 4910 Birch Street, #102, Newport Beach, CA 92660.

Acquicor and its officers and directors may be deemed to have participated in the solicitation of proxies from Acquicor's stockholders in favor of the approval of the merger. Information concerning Acquicor's directors and executive officers is set forth in the publicly filed documents of Acquicor. Stockholders may obtain more detailed information regarding the direct and indirect interests of Acquicor and its directors and executive officers in the merger and related financing by reading the preliminary and definitive proxy statements regarding the merger and financing, which will be filed with the SEC.

ThinkEquity Partners LLC, CRT Capital Group LLC, Wedbush Morgan Securities, GunnAllen Financial, Inc., the underwriters in Acquicor’s initial public offering, and Paul A. Pittman, a consultant to Acquicor and formerly a partner of ThinkEquity Partners LLC, may be deemed to be participants in the solicitation of proxies from Acquicor’s Stockholders in favor of the approval of the merger. Stockholders may obtain information concerning the direct and indirect interests of such parties in the merger and the related financing by reading Acquicor’s proxy statement to be filed with the SEC and other publicly filed documents of Acquicor.

Public & Investor Relations Contact:

Kate Sidorovich / Jon Avidor
Market Street Partners
Office: (415) 445-3236 / (415) 445-3234
Cell: (408) 242-8820
kate@marketstreetpartners.com
jon@marketstreetpartners.com

Media Contact:

For Jazz Semiconductor:
Jessica McNaughton
(949) 435-8086
jessica.mcnaughton@jazzsemi.com
Lauri Julian
(949) 715-3049
l.julian@mediaconnectpr.com

For Acquicor:
Susan Coss
Market Street Partners
(415) 445-3237
susan@marketstreetpartners.com